Exhibit 99.2

First Quarter 2005 Results - Supplemental Information

A)	Oilfield Services

Q1)	What was the Oilfield Services pretax return on sales for the quarter?

Oilfield Services pretax return on sales in the first quarter of 2005 was 20.1% compared to 17.7% in the fourth quarter of 2004.

Q2)	What is the Capex guidance for 2005?

The Capex is expected to reach $1.34 billion for the full year 2005 versus $1.06 billion in 2004.

B)	WesternGeco

Q3)	What multiclient surveys were capitalized in the first quarter?

In the quarter, WesternGeco capitalized $16 million related to both the acquisition of a new survey and the processing of surveys previously acquired, both activities being substantially pre-funded.

Q4)	What multiclient sales were made in the quarter and what was the associated cost of sales?

Multiclient sales in the quarter were $141 million. The corresponding cost of sales was $53 million. 70% of the surveys sold had no NBV. Approximately 3% of the revenue came from surveys considered impaired in September 2003.

Q5)	What is the Capex guidance for 2005?

The 2005 Capex is expected to reach $215 million, excluding about $112 million of significantly pre-funded multiclient surveys.

C)	Schlumberger Limited

Q6)	What was Schlumberger before tax and after-tax return on sales, before minority interest, for the quarter?

Schlumberger pretax return on sales from continuing operations before charges and credits for the first quarter was 17.3% compared to 14.6% in the fourth quarter. Schlumberger after-tax before minority interest return on sales from continuing operations before charges and credits for the first quarter was 12.9% compared to 12.0% in the fourth quarter.

Q7)	What are the stock option and discounted stock purchase plan (DSPP) expenses?

Schlumberger has two stock compensation plans – stock option awards and an employee stock purchase plan. Schlumberger started to record stock option expense in the income

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statement beginning in the second half of 2003, adopting the fair value recognition provisions of SFAS 123 on a prospective basis for grants after January 1, 2003.

The effect on the first quarter 2005 net income was $8.8 million ($0.01 per share).

Q8)	How did net debt† decrease during the quarter?

After the quarterly dividend payment of $110 million, net debt was $1.30 billion at March 31, 2005, a decrease of $159 million in the quarter, mainly due to liquidity generated by operations, the proceeds from the sale of the Montrouge facility of $230 million, partially offset by the stock buyback of $73 million.

†(Net debt is gross debt less cash, short term investments as well as fixed income investments held to maturity.)

Q9)	What was the first quarter Effective Tax Rate (ETR), and what is the ETR guidance for the full year 2005?

The first quarter ETR from continuing operations before charges and credits was 25.4%.

For the total year 2005, Schlumberger expects the ETR, before charges and credits, to be in the mid-twenties range.

The increase compared to the ETR for 2004 is primarily due to a different country mix, with a higher proportion of the operating income derived from North America in both Oilfield Services and WesternGeco.

Q10)	What were the changes in interest income and interest expense during the quarter?

Interest income of $19 million increased $3.5 million sequentially and $5.4 million compared to the same quarter of last year. Average investment balance of $2.8 billion increased by $228 million sequentially and decreased $321 million compared to the same quarter of last year.

Interest expense of $47 million increased $1.8 million sequentially and decreased $22.7 million from the same quarter of last year (excluding the impact of the $73 million charge in 2004 related to the US interest rate swaps). Average debt balance of $4.6 billion increased $67 million sequentially and decreased $2.3 billion compared to the same quarter of last year.

Q11)	What is the difference between Oilfield Services pretax income and the sum of the geographic areas?

The difference of $7 million in the quarter came from Oilfield Services headquarters projects and costs together with Oilfield Services consolidation eliminations.

Q12)	What is the difference between Schlumberger pretax income, before charges and interest, and the pretax income of the two business segments?

The $51 million pretax difference during the quarter included items such as corporate headquarters expenses, interest on post-retirement benefits, amortization of identifiable intangibles, and employee stock purchase and stock option costs.

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Q13)	How does Schlumberger compute basic and fully diluted EPS?

Basic earnings per share are calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share are calculated by first adding back to net income the interest expense on the convertible bonds and then dividing this adjusted net income by the weighted average number of common shares outstanding assuming dilution, the calculation of which includes the shares from the conversion of convertible bonds and assumes that all stock options which are in the money are exercised at the beginning of the period and that the proceeds are used by Schlumberger to purchase shares at the average market price for the period.

If adding the interest expense on the convertible bonds back to net income and including the shares from the assumed conversion of the convertible bonds has an anti-dilutive effect on the diluted EPS calculation, then the effects of the convertible bonds are excluded from the calculation.

The shares from the potential conversion of the convertible bonds amount to 19 million and the interest expense on the convertible bonds was $7.2 million in the first quarter.

Q14)	What was the Schlumberger annualized Return On Capital Employed (ROCE†) for the quarter?

Annualized ROCE reached 21.2% in the first quarter of 2005 versus 19.6% in the fourth quarter of 2004 and 12.7% in the first quarter of 2004.

† ROCE is computed as [Net Income from continuing operations excluding charges and credits + Minority Interest + Interest Expense - Interest Income - Tax benefit on interest expense] divided by the quarterly average of [Shareholders’ Equity + Net Debt + Minority Interest].

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In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this Supplemental Information document also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measure:

	(Stated in millions except per share amounts)
	First Quarter 2005
	Pretax	Tax	Min Int	Net
Income from Continuing Operations per Consolidated Statement of Income	$679.3	$137.7	$(17.1)	$524.5
Add back Charges & Credits:
- Gain on sale of Montrouge facility	(145.7)	—	—	(145.7)
- Real estate related charges	12.1	0.8	—	11.3

Income from Continuing Operations before charges & credits	$545.7	$138.5	$(17.1)	$390.1

Continuing operations	Before Charges & Credits	GAAP
Pretax return on sales	17.3%	21.5%
After tax before minority interest return on sales	12.9%	17.1%
Effective tax rate	25.4%	20.3%
Diluted Earnings per Share	$0.65	$0.87

There were no charges or credits recorded in the fourth quarter of 2004

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This question and answer document, the first quarter 2005 earnings release and other statements we make contain forward looking statements, which include any statements that are not historical facts, such as our expectations regarding business outlook; growth for Schlumberger as a whole and for each of Oilfield Services and WesternGeco; oil and natural gas demand and production growth; operating and capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; and future results of operations. These statements involve risks and uncertainties, including, but not limited to, the global economy; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic and business conditions in key regions of the world; political and economic uncertainty and socio-political unrest; and other factors detailed in our first quarter 2005 earnings release, our most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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